Exhibit 10.12

A LICENSE AGREEMENT

BETWEEN

ZS PHARMA, INC.

AND

UOP LLC

THIS AGREEMENT, dated as of December 19, 2011, is made between ZS Pharma, Inc., a corporation organized and existing under the laws of the State of Delaware, (“LICENSEE”), and UOP LLC, a limited liability company organized and existing under the laws of the State of Delaware, United States of America (“UOP”).

WHEREAS,

A.	HemoCleanse, Inc and UOP entered into a License Agreement, dated as of June 6, 2008 (the “Prior License Agreement”), pursuant to which UOP granted to HemoCleanse an exclusive license under the UOP Patent Rights to develop, make and sell products within the field of removing toxins from bodily fluids and the intestine of humans and animals;

B.	ZS Pharma, Inc. and HemoCleanse, Inc. entered into a Sublicense Agreement, dated as of August 28, 2008 (the “Prior Sublicense Agreement”), pursuant to which HemoCleanse granted to ZS Pharma, Inc. an exclusive license under the UOP Patent Rights to develop, make and sell products within the sub-field of removing toxins from the intestine of humans and animals through orally ingested sorberts;

C.	UOP, ZS Pharma, Inc. and HemoCleanse, Inc. desire to restructure the relationships between them and on even date herewith have entered into a Restructuring Agreement (the “License Restructuring Agreement”) which provides for this Agreement and a new Sublicense Agreement that supersede and replace the Prior License Agreement and the Prior Sublicense Agreement;

D.	UOP possesses the right, title and interest in and to the UOP PATENT RIGHTS necessary for the purposes of this Agreement; and

E.	LICENSEE desires to have access to the UOP PATENT RIGHTS and to commercialize products and services covered by the UOP PATENT RIGHTS in the Therapeutic Field (as defined in Schedule A).

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Certain words used in this agreement are defined in Schedule A.

ARTICLE 2

GRANT OF LICENSE

2.1 UOP hereby grants LICENSEE a world-wide, exclusive license under the UOP PATENT RIGHTS, to research, develop, make, have made, use, sell, have sold, offer for sale, import, export, market, commercialize and otherwise exploit, Licensed Product(s) for use within the Therapeutic Field and to practice Licensed Process(es) in the Therapeutic Field. UOP shall retain responsibility to prosecute and maintain the UOP PATENT RIGHTS and shall not abandon, or discontinue prosecution and maintenance of, any UOP PATENT RIGHTS during the term of this Agreement.

2.2 This Agreement is specific to the Therapeutic Field and does not grant any rights to the UOP PATENT RIGHTS or any other patent rights, except as specifically granted herein.

2.3 Nothing in this agreement shall, expressly or impliedly, obligate UOP to make available to LICENSEE any technical information. As UOP desires to have the UOP PATENT RIGHTS developed and commercialized, UOP may, in its sole discretion, provide LICENSEE certain technical information, UOP hereby grants LICENSEE an internal use license during the term of this Agreement to practice such information.

2.4 Upon written notice to UOP, LICENSEE shall have the right to sub-license, provided LICENSEE is not then in default under this agreement and provided such LICENSEE Affiliate or other party (a “Sublicensee”) expressly assumes all the obligations of LICENSEE under this agreement. Any such Sublicensees shall not have the right to further sublicense. A sublicense under this Article 2.4 shall be effected in a writing signed by LICENSEE, the Sublicensee, and UOP. UOP will not unreasonably withhold its signature from such writing. LICENSEE hereby warrants performance under this agreement by any Sublicensee.

ARTICLE 3

WARRANTIES, LIMITED LIABILITY,

INDEMNITY AND INSURANCE

3.1 Warranties: UOP represents that as of the date of this agreement (i) it owns all rights to the UOP PATENT RIGHTS that are necessary for granting a license pursuant to this Agreement, and (ii) to UOP’s Knowledge, the use and practice of the UOP PATENT RIGHTS for the purposes contemplated by the license granted in Article 2.1 above does not infringe, violate or misappropriate the intellectual property rights of any third party. Except as expressly stated in the preceding sentence, UOP makes no representations and provides no warranty that the use of the UOP PATENT RIGHTS will not infringe any patent or proprietary rights of third parties. UOP MAKES NO OTHER REPRESENTATION, GUARANTEE OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AND IN PARTICULAR, UOP EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE EVEN IF THAT PURPOSE IS KNOWN TO UOP, AND DISCLAIMS ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF THE TRADE. UOP NEITHER MAKES NOR AUTHORIZES ANYONE ELSE TO MAKE ON ITS BEHALF ANY REPRESENTATION CONCERNING THE SUITABILITY OF ANY PRODUCT or PROCESS UTILIZING THE UOP PATENT RIGHTS IN ANY MEDICAL APPLICATION OR DEVICE IT BEING UNDERSTOOD THAT LICENSEE IS SOLELY RESPONSIBLE FOR DETERMINING SUCH SUITABILITY.

3.2 Limited Liability: UOP’s total liability under any theory of recovery, whether in contract, tort (including negligence and strict liability), warranty, indemnity or otherwise, shall not exceed the total amount paid and actually received by UOP from LICENSEE under this Agreement. LICENSEE’s exclusive remedy will be the refund of such amount. Under no circumstances will UOP be liable for any damages for loss of use, business interruption, lost profits, revenue or opportunity or for injury to persons or property, or for any other indirect, special, exemplary, incidental, punitive or consequential loss or damage of any kind or nature, except as otherwise provided herein.

3.3 Indemnity: LICENSEE will indemnify and hold harmless UOP and its subsidiaries, affiliates, officers, directors, shareowners, employees, agents, servants, contractors, predecessors, successors, heirs, representatives and assigns (collectively, “UOP Idemnified Parties”), from and against any and all claims, demands, losses, liabilities, damages, interest, penalties, expenses, costs, attorneys fees, litigation expenses, expert expenses, actions, causes of action, suits, third-party claims, contribution claims, express or implied indemnity claims, whether in tort, contract or otherwise, whether known or unknown, past, present or future, whether threatened or brought by any person or entity, private, governmental or otherwise, relating in any way to, arising out of or caused by any of Licensed Product(s) or Licensed Process(es), any actual or alleged defect in any of Licensed Product(s) or Licensed Process(es), and/or the suitability of the UOP PATENT RIGHTS for use in conjunction with any Licensed Product(s) or Licensed Process(es) (hereinafter referred to as “Claims”). LICENSEE will indemnify and hold harmless UOP Idemnified Parties from any costs, expenses (including reasonable attorneys’ fees, expert fees, court costs and litigation expenses), losses, damages or liabilities incurred because of actual or alleged infringement or contributory infringement of any patent, copyright, trade secret, trademark, unfair competition, or other intellectual property right, arising out of LICENSEE’s use of the UOP PATENT RIGHTS or in relation to any activities of LICENSEE with respect to Licensed Product(s) or Licensed Process(es). Notwithstanding the foregoing, LICENSEE shall not be liable for any settlement of any Claim or other action referred to in this Article 3.3 effected by UOP unless UOP shall have obtained LICENSEE’S prior written consent to the proposed settlement.

3.4 Insurance: LICENSEE represents and warrants that it will carry adequate liability insurance to cover its indemnity obligations under this Agreement but not less than the limits as follows:

Clinical Trial Phases Comprehensive General Liability (including contractual liability and Products and Completed Operations); Bodily Injury and Property Damage.

A. Phase II Trial Period (Proof of Concept)	$3,000,000	combined single limit
	3,000,000	Aggregate
B. Phase III Trial Period (N≥400)	5,000,000	Combined single limit
	5,000,000	Aggregate

Provided, however, that once LICENSEE receives FDA approval to market and sell the Licensed Products, LICENSEE agrees that in the first calendar year in which FDA approval is received it will carry adequate liability insurance to cover its indemnity obligations under this Agreement but not less than:

An amount equal to 5% of projected net sales for that calendar year, and the level of coverage adjusted, if necessary, on January 1st of each subsequent calendar year, to an amount that is equal to 5% of projected net sales for such subsequent calendar year for Comprehensive General Liability (including Contractual Liability and Products and Completed Operations); Bodily Injury and Property Damage, provided, however that Licensee shall carry an amount of not less than $10,000,000 and not more than $20,000,000 after receiving FDA approval.

An excess liability policy may be utilized to satisfy the minimum coverage requirements. If UOP also has insurance (including self-insurance) for any Claims also covered by LICENSEE’s insurance, then all of LICENSEE’s insurance, whether it be labeled “primary”, “excess”, “umbrella”, “self-insurance” or otherwise, shall be primary coverage, and any and all of UOP’s insurance shall be considered excess insurance over and above LICENSEE’s insurance. LICENSEE shall permit any authorized representatives of UOP / Honeywell to inspect LICENSEE’s insurance policies upon request.

Prior to commencing any activities involving trials or testing of Licensed Products or Licensed Processes on human subjects, LICENSEE shall furnish Certificates of Insurance to Honeywell International evidencing the insurance required herein and, upon request, Honeywell International may examine true copies of the actual policies. The insurance carrier’s providing insurance coverage are to be a minimum AM Best rated “A”. Each certificate shall provide that thirty (30) days prior written notice shall be given to Honeywell International in the event of cancellation or material change of insurance coverage’s or endorsements required hereunder. All Certificates of Insurance must contain reference to the following endorsements required hereunder: (i) Additional Insureds: Honeywell International, its partners, partnerships, joint ventures, parents, subsidiaries, and affiliated companies, and their respective employees, officers and agents (collectively “Honeywell”) shall be an additional insured in the above policy; and (ii) Waiver of Subrogation -LICENSEE’s and their insurers waive all rights of recovery or subrogation against Honeywell, but only to the extent of their indemnity obligations pursuant to the terms of this Agreement.

ARTICLE 4

CONFIDENTIALITY

4.1 The term “Confidential Information” means any confidential, secret, or proprietary information relating to the scientific and business affairs of a Party hereto (whether in oral, electronic, or other form). Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, customer and supplier information and all information generated therefrom including evaluations thereof. All disclosures of Confidential Information in written or electronic form shall bear the notation “CONFIDENTIAL”; provided that the inadvertent failure of either Party to provide such notation shall not affect the status of such information as Confidential Information. The terms of this Agreement shall be deemed Confidential Information of both Parties hereto.

4.2 Each Party shall maintain the other Party’s Confidential Information in strict confidence, including exercising care that is fully commensurate with that exercised by the Party receiving the Confidential Information for the protection of its own proprietary information of like nature.

4.3 In the event UOP provides confidential information to LICENSEE, which may include but is not limited to recipes, trade secret information, designs, data or samples related to the subject matter of this Agreement (“UOP Confidential Information”), LICENSEE may disclose the UOP Confidential Information to those of its directors, officers, and employees to whom such disclosure is necessary for the purposes of this Agreement provided that those persons to whom the Confidential Information is disclosed under this paragraph have undertaken in writing confidentiality obligations with respect to the Confidential Information substantially similar to those undertaken under this Agreement in a standard CDA form approved by UOP prior to such disclosure. In addition, LICENSEE may disclose UOP Confidential Information to the extent that such disclosure is:

(a) made to a governmental or regulatory authority, including but not limited to the U.S. Food and Drug Administration and European Medicines Agency, as required to conduct clinical trials or obtain or maintain marketing approval for a Licensed Product, provided that reasonable effort will be taken to ensure confidential treatment of such information;

(b) made to a third party, including consultants, as may be necessary or useful in connection with the manufacture, development or commercialization of a Licensed Product, provided that such third party has first entered into an agreement with UOP to protect such UOP Confidential Information. UOP will endeavor to enter into a confidentiality agreement with such third party within ten (10) days of receiving written notice of the request on terms substantially similar to the confidentiality obligations undertaken under this Agreement;

(c) made to a United States or foreign tax authority;

(d) made to third parties, including consultants, in connection with financing, partnering, licensing or acquisition activities, provided that such third party has first entered into an agreement with UOP to protect such UOP Confidential Information. UOP will endeavor to enter into a confidentiality agreement with such third party within ten (10) days of receiving written notice of the request on terms substantially similar to the confidentiality obligations undertaken under this Agreement;

(e) made in the filing or publication of patents or patent applications relating to Licensed Products or improvements or inventions relating thereto, to the extent such disclosure is reasonably necessary for support of the patent or patent application provided that UOP has first been provided the opportunity to review any such applications for UOP confidential information and UOP has consented to such use of such UOP confidential Information; or

(f) made in order to comply with applicable securities law disclosure requirements or any disclosure requirements of an applicable stock market or securities exchange, provided that UOP has first been provided an opportunity to seek a protective order relating to the confidentiality of such information.

4.4 The Agreement imposes no obligation upon the Parties with respect to specific Confidential Information which (a) was in a Party’s possession before receipt from the other Party as evidenced by written records and not under a confidentiality obligation; (b) is or becomes a matter of public knowledge through no fault of the Party that received the Confidential Information; (c) is rightfully obtained by a Party from a third party who is legally free to pass on such information without a duty of confidentiality; (d) is disclosed by a Party to a third party without a duty of confidentiality on the third party; (e) is independently developed by a Party without reference to the other Party’s Confidential Information and as evidenced by written records; or (f) is disclosed under operation of law.

4.5 In the event that Confidential Information is requested or required by law to be disclosed, it is agreed that the Party required to make the disclosure will provide prompt prior notice of such request to the other Party to allow that Party, if possible, to seek an appropriate protective order and/or waive compliance with the provisions of this Agreement.

ARTICLE 5

FEES

5.1 LICENSEE will pay UOP the fees as set forth in Schedule B and provide statements to UOP as set forth in Schedule B.

5.2 LICENSEE will keep or cause to be kept detailed and accurate records of such character and amount as are necessary to determine royalties payable under this agreement. UOP may, at its own expense, on reasonable notice and during business hours, make reasonable examinations to verify such records.

ARTICLE 6

ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

6.1 LICENSEE and UOP shall each inform the other promptly in writing of any alleged infringement of the UOP PATENT RIGHTS by any third party that comes to the notifying party’s attention and of any available evidence thereof of which the notifying party is aware. Within thirty (30) days of each such notice, UOP shall give notice to LICENSEE specifying whether or not UOP elects to enforce its rights against such third party.

6.2 If UOP elects not to enforce its rights against such third party, or fails to provide such notice, then during the term of this Agreement, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the UOP PATENT RIGHTS and, in furtherance of such right, UOP hereby agrees that, if LICENSEE is unable to initiate or prosecute the infringement action solely in its own name, LICENSEE may include UOP as a party plaintiff in any such suit, without expense to UOP, and in such case UOP shall join in voluntarily and execute all documents necessary to enable LICENSEE to prosecute and maintain such suit. The total cost of any such infringement action commenced or defended solely by LICENSEE shall be borne by LICENSEE. This Article 6.2 constitutes an express grant by UOP as patentee of the right to sue under its patents under the conditions stated herein. In this case, LICENSEE may keep any recoveries (which otherwise under the Agreement shall belong to UOP).

6.3 No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UOP, which consent shall not unreasonably be withheld. LICENSEE shall indemnify UOP against any order for costs that may be made against UOP in such proceedings unless such costs are assessed based on acts, other than the act of entering into this Agreement, of UOP or its agents. So long as LICENSEE remains the exclusive Licensee of the UOP PATENT RIGHTS, LICENSEE shall have the sole right to sublicense any alleged infringer for future use of the UOP PATENT RIGHTS in accordance with the terms and conditions of this Agreement.

ARTICLE 7

FUTURE DEVELOPMENT ACTIVITIES

7.1 To the extent that, during the term of this agreement, UOP, or LICENSEE, discover, develop, or invent enhanced or improved technology, whether patentable or not, that does not overlap or fall within any claim scope of any patents in the initial set but that will enhance the value of the current application in the Therapeutic Field, the parties will enter into good faith negotiations to determine whether the technology should be added to the patents covered under this agreement and under what terms and conditions.

ARTICLE 8

ASSIGNMENT OR TRANSFER

8.1 This Agreement shall not be assignable by either Party without the prior written consent of the other Party; however, it shall be assigned without such consent by either Party to the successor in interest of all or substantially all of the business and assets of such Party, or an Affiliate of such Party or by UOP to the successor in interest of all or substantially all of the UOP PATENT RIGHTS. No assignment shall be valid until the assignee has assumed the rights and obligations of the assignor under this Agreement.

ARTICLE 9

TERM AND TERMINATION

9.1 This Agreement shall commence on the Effective Date, as defined in Article 10.6, and shall continue until expiration or invalidation of all of the UOP PATENT RIGHTS, unless otherwise terminated as provided herein.

9.2 After termination, neither Party shall have any further rights or obligations under this Agreement except (a) LICENSEE shall remain liable under Article 5 for any fees accrued but unpaid prior to termination, (b) LICENSEE and any sublicensees shall be permitted to market and sell their remaining inventories of Licensed Products, subject to their obligation to pay royalties on such sales, (c) the confidentiality obligations of Article 4 shall survive termination, and (d) the indemnification obligations of Article 3.3 shall survive termination indefinitely.

9.3 This Agreement may be terminated by either Party at any time during the term of this Agreement if the other Party materially breaches this Agreement, which breach is not cured within ninety (90) days of written notice thereof from the non-breaching Party.

9.4 LICENSEE may terminate this Agreement if at any time it determines, at its sole discretion, that use of the UOP PATENT RIGHTS is not technically or commercially feasible for use in the Therapeutic Field. LICENSEE will provide UOP with thirty (30) days prior written notice of any such termination. LICENSEE may terminate this Agreement if at any time LICENSEE determines, at its sole discretion, that it no longer desires to use the UOP PATENT RIGHTS in the Therapeutic Field. LICENSEE will provide UOP with thirty (30) days prior written notice of any such termination.

9.5 UOP may terminate this Agreement if at any time it determines, at its sole discretion, that (i) the number of Claims reasonably anticipated by UOP (based on all factors including claims relating to the efficacy, safety or health effects of Licensed Products) is such that LICENSEE’s ability to honor its obligations under Article 3.3 becomes materially impaired: or (ii) LICENSEE’s financial condition materially changes such that LICENSEE’s ability to honor its obligations under Articles 3.3 and 3.4 becomes materially impaired.

9.6 If LICENSEE shall delay in paying fees or default on any other material obligation under this agreement, UOP, at its option, may give written notice to LICENSEE specifying the claimed particulars of such default. If such default is not remedied within ninety (90) days after submission of such notice, UOP may terminate this agreement, effective immediately, by giving written notice to LICENSEE. Any indulgence by UOP shall not be construed as a waiver of UOP’s rights under this paragraph either with respect to such default or to similar subsequent defaults.

9.7 Upon any termination of this Agreement by UOP, at the request of any Sublicensee, UOP may enter into a license agreement with such Sublicensee pursuant to which UOP shall grant to such Sublicensee a direct license under the UOP PATENT RIGHTS of the same scope set forth in Article 2.1 of this Agreement (but limited, if applicable, in the manner stated in the sublicense entered into between LICENSEE and such Sublicensee) on the terms and conditions set forth in this Agreement.

ARTICLE 10

GENERAL PROVISIONS

10.1 Notices and written statements required under this agreement shall be deemed to have been given upon mailing, postpaid, to the recipient party at the following address or at such other address as may from time to time be designated in writing to the other party:

UOP:	LICENSEE:
UOP LLC	ZS Pharma Inc.
UOP Legal Department	1120 South Freeway
25 East Algonquin Road,	Forth Worth, TX 76104
Des Plaines, Illinois 60017-5017 U.S.A.	Attn: President and CEO

10.2 This Agreement and the License Restructuring Agreement embodies the entire agreement between the Parties relating to the subject of this Agreement and there are no outstanding prior representations or agreements relating thereto.

10.3 No waiver by either Party of any provision or right in this Agreement or any breach thereof, and no failure of either Party to exercise or enforce any of its rights under this Agreement, will constitute a continuing waiver with respect to such provision or right or as a breach or waiver or any other provision or right, whether or not similar.

10.4 This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflict of laws provisions.

10.5 Prior to the commencement of any litigation or other court action, the Parties will attempt in good faith discussions to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations between executives of the Parties. If the matter has not been resolved within sixty (60) days of the commencement of such good faith discussions, the Parties shall be released from the operation of this procedure of dispute resolution and shall be free to pursue any and all legal remedies available and to which they may be entitled. Anything to the contrary in this Agreement notwithstanding, either Party shall be entitled to seek injunctive relief from a court of competent jurisdiction without having exhausted the procedure specified herein in order to prevent or remedy an ongoing breach of any confidentiality obligation.

10.6 Upon execution by the Parties, this Agreement shall be deemed effective as from the date of this Agreement (“Effective Date”).

10.7 Other than as provided in Article 3.3, neither Party (nor any of its Affiliates) shall be liable to pay, or to indemnify the other Party (or any of its Affiliates) for, indirect, incidental, consequential, punitive or special damages, including loss of revenue and lost profits, arising from or relating to any breach of this Agreement or its activities pursuant to this Agreement.

AGREED:	AGREED:

ZS Pharma, Inc.	UOP LLC

By:	/s/ Alvaro F. Guillem Ph.D.	By:	/s/ Robert Gray

SCHEDULE A

DEFINITIONS

1. “UOP PATENT RIGHTS” shall mean (i): rights with respect to the inventions disclosed and claimed in the following United States Patents and non-United States counterparts thereof listed below (“Initial Set”); and (ii) any other patents or patent applications in the Therapeutic Field and owned or controlled by UOP during the term of this Agreement, to the extent that any claim scope of such patents or patent applications in subsection (ii) of this definition overlaps or falls within any claim scope of any patents in the Initial Set.

Initial Set:

6,814,871	Process for removing pollutants from aqueous streams	A process for removing pollutants from streams is disclosed. The process involves contacting the stream with a shaped ion exchange composite to remove ammonium and phosphate ions. The composite is a mixture of an anion exchange composition such as and a microporous cation exchange formed into a shaped article and optionally containing a binder such as hydrous zirconium oxide.

6,579,460	Process and composition for removing toxins from bodily fluids	A process and a composite for removing toxic cations and anions from blood or dialysate is disclosed. The process involves contacting or dialysate with a shaped ion exchange composite to remove ammonium and phosphate ions. The composite is a mixture of an anion exchange composition such as zirconia and a microporous cation exchange composition formed into a shaped article and optionally containing a binder such as hydrous zirconium oxide.

6,332,985	Process for removing toxins from bodily fluids using zirconium or titanium microporous compositions	A process for removing toxins from fluids, such as bodily fluids or a dialysate solution, is disclosed. The process involves contacting the fluid with a microporous ion exchanger to remove toxins in the fluid.

6,099,737	Process for removing toxins from blood using zirconium metallate or titanium metallate compositions	A process for removing toxins from blood is disclosed. The process involves contacting the blood with a microporous ion exchanger to remove toxins in the blood. Alternatively, the blood can be contacted with a dialysis solution which is then contacted with the ion exchanger.

5,891,417	Zirconium silicate and zirconium germanate molecular sieves and process using the same	A new family of crystalline molecular sieves have been synthesized. These compositions have a microporous structure of ZrO.sub.3 octahedral units, and at least one of SiO.sub.2 tetrahedral units and GeO.sub.2 tetrahedral units.

Optionally, the molecular sieves contain M metals such as titanium, niobium, or tin. These novel molecular sieves are prepared hydrothermally from a reaction mixture composed of reactive sources of the components. Additionally, these molecular sieves are useful for the selective adsorption of ammonium ions.

5,888,472	Zirconium silicate molecular sieves and process using the same	A new family of crystalline molecular sieves been synthesized. These compositions have a microporous structure of at least ZrO.sub.3 octahedral units and SiO.sub.2 tetrahedral Optionally, the molecular sieves contain M metals such as titanium or tin. These novel molecular sieves are prepared hydrothermally from a reaction mixture composed of reactive sources of the components. Additionally, these molecular sieves are useful for the selective adsorption of ammonium ions.

2. “Affiliate” means any company, corporation, firm, partnership or other entity, which is Controlled by or under common Control with any Party to this Agreement.

3. “Control” or “Controlled” shall mean the power, direct or indirect to direct or cause the direction of the management and policies of such entity, whether by contract, through the by-laws of the aforementioned entities or otherwise.

4. “Therapeutic Field” shall mean removing toxins from bodily fluids and the gastrointestinal tract of humans and animals.

5. “Licensed Product(s)” shall mean any product or part thereof that:

(i) absent the license granted hereunder, would infringe one or more Valid

Claims of the UOP PATENT RIGHTS; or

(ii) is manufactured by using a Licensed Process(es) or that, when used, practices a Licensed Process(es).

6. “Licensed Process(es)” shall mean any process that, absent the license granted hereunder, would infringe one or more Valid Claims of the UOP PATENT RIGHTS or which uses a Licensed Product(s).

7. “Valid Claim” shall mean a claim from an issued and unexpired patent in the UOP Patent Rights that has not been held permanently and finally revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction.

8. “Net Sales” shall mean the gross amount received by LICENSEE for the sale of Licensed Products to third parties, less the following

(i) customary trade, quantity, prompt payment, or cash discounts to the extent actually allowed and taken;

(ii) amounts repaid or credited for reason of rejection or return;

(iii) any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed
Product(s) or Licensed Process(es) which is paid by or on behalf of LICENSEE; and

(iv) outbound transportation costs prepaid or allowed and costs of insurance in transit.

9. “UOP’s Knowledge” means that the knowledge, as of the Effective Date, of the Chief Intellectual Property Counsel of UOP, with respect to any received written notice of a threat or claim of patent infringement which has been made or brought by any third parties against UOP, or a UOP Subsidiary based upon the use of the UOP PATENT RIGHTS in the Therapeutic Field.

10. “Sublicensee” means any third-party to whom LICENSEE grants a sublicense pursuant to Article 2.4 of this Agreement.

SCHEDULE B

FEES

1. Beginning on the Effective Date, LICENSEE will, on or before March 31st of the following year, pay to UOP royalties of 5% (five percent) of the Net Sales by LICENSEE and its Sublicensee(s). If LICENSEE believes that such royalty rate is excessive in relation to any particular Licensed Product (for example, where the technology licensed hereunder is an incidental feature of a complex product), then UOP agrees to negotiate in good faith with LICENSEE regarding the possibility of reducing the royalty rate as to such Licensed Product; provided, however, that UOP shall be under no obligation to agree to any royalty rate reduction.

2. LICENSEE will, on or before March 31st of each year, deliver to UOP at UOP’s address in Article 10.1 a written statement on forms substantially as set forth in Schedule C, accounting for royalties payable to UOP.

3. Notwithstanding any of the foregoing, the royalty payment due UOP shall not be less per year than as indicated below:

Time Period	Minimum royalty payment, U.S. dollars
2010 calendar year	$25,000 (twenty five thousand dollars)
2011 calendar year	$50,000 (fifty thousand dollars)
2012 calendar year	$100,000 (one hundred thousand dollars)
Each calendar year after 2012	$100,000 (one hundred thousand dollars)

4. All fees refer to U.S. Dollars. All payments to UOP shall be made in U.S. Dollars, at UOP’s address in Article 10.1 or as otherwise stated in UOP’s invoice, and subject to the next paragraph shall be made in an amount, to be calculated and established at the time payment is due, so that, after deduction for any taxes, assessments and charges levied, assessed or imposed, by government any subdivision thereof which LICENSEE or UOP shall be required to withhold or pay with respect to such fee payments, the amount actually receivable by and due and payable to UOP shall be in the amounts as specified pursuant to this Schedule B. If LICENSEE grants one or more sublicenses in accordance with Article 2.4, then the minimum royalty payments shall be applied on an aggregate basis to LICENSEE and all Sublicensees, and not to each of them individually.

5. LICENSEE may deduct from the payments to be made to UOP Withholding Tax which LICENSEE is lawfully required to withhold and pay to any Government or any subdivision thereof. LICENSEE will provide to UOP tax receipts or vouchers for all Withholding Taxes thus withheld and paid by LICENSEE. LICENSEE shall assist UOP in preserving and exercising whatever right UOP may have to contest by appropriate proceedings the validity or amount of any Withholding Tax thus withheld.

Schedule C

Royalty Accounting Forms

Date of Report

LICENSEE:

Year Ending

			A	B	C = A x B	C x 5%	Amount due in US$
Licensed Product	Customer	Country of Destination	Net Sales	Rate of Currency Exchange into US$	Net Sales in US$	Royalty

Prepared By:

Title:

Signature: